                     Exhibit 99.1

For immediate release:

Alico, Inc. Announces Financial Results for Fiscal Year 2018 Along With Update on Alico 2.0 Modernization Program

Fort Myers, FL, December 6, 2018 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq "ALCO") today announces financial results for the fourth quarter and fiscal year ended September 30, 2018 and an update on the Alico 2.0 Modernization Program.

For the fiscal year ended September 30, 2018, the Company recorded net income attributable to Alico common shareholders of $13.1 million and earnings of $1.57 per diluted common share, compared to a net loss attributable to Alico common shareholders of $9.5 million and a loss of $1.14 per diluted common share in the prior fiscal year. Net income attributable to Alico common shareholders for the fiscal year ended September 30, 2018 benefited from higher gains from sales of real estate, property and equipment and assets held for sale, insurance proceeds received relating to Hurricane Irma damage, lower operating expenses and a one-time deferred tax benefit of approximately $9.8 million due to the federal corporate tax rate reduction enacted on December 22, 2017. These benefits were offset by lower citrus production due to the impact of Hurricane Irma and a valuation allowance of approximately $5.6 million associated with the expiration of a capital loss carryforward.

When both periods are adjusted for non-recurring items related to transaction costs, separation and consulting arrangements, gains on sale of real estate, property and equipment, assets held for sale, employee stock compensation expense, impairment of inventory and long-lived assets, insurance proceeds received relating to Hurricane Irma, and net deferred tax adjustments, the Company had an adjusted net loss attributable to Alico common shareholders of $1.6 million and adjusted earnings of $(0.19) per diluted common share for the fiscal year ended September 30, 2018, compared to adjusted net income attributable to Alico common shareholders of $2.0 million and adjusted earnings of $0.24 per diluted common share for the fiscal year ended September 30, 2017. Adjusted EBITDA for the fiscal years ended September 30, 2018 and 2017 was $21.2 million and $35.7 million, respectively. Adjusted free cash flow for the fiscal years ended September 30, 2018 and 2017 was $(3.5) million and $16.8 million, respectively.

The Company reported the following financial results: (1)

(in thousands except for per share amounts)
	Three Months Ended September 30,			Fiscal Year Ended September 30,
	2018	2017	Change	2018	2017	Change

Net income (loss) attributable to Alico, Inc. common stockholders	$718	$(19,028)	$19,746	$13,050	$(9,451)	$22,501
EBITDA	$5,742	$(23,673)	$29,415	$35,757	$11,070	$24,687
Earnings (loss) per diluted common share	$0.09	$(2.29)	$2.38	$1.57	$(1.14)	$2.71
Net cash provided by (used in) operating activities	$2,936	$(671)	$3,607	$19,055	$28,229	$(9,174)

(1)	See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding certain of these measures.

Alico Citrus Division Results

For the fiscal year ended September 30, 2018, Alico Citrus harvested approximately 4.8 million boxes of fruit, a decline of 36.4% from the prior fiscal year. The Early and Mid-Season box production decreased by 43.7%, while the Valencia box production decreased by 28.5% as compared to the prior fiscal year. The decrease was a direct result of the impact of Hurricane Irma.

Following Hurricane Irma in September 2017, the Company estimated its fiscal year 2018 box production would decrease by approximately 40-45% compared to fiscal year 2017. As stated above, based on the final harvest totals, the Company’s box production was down approximately 36.4%. The improvement over the original estimate is the result of the Valencia late season crop experiencing less fruit drop than was anticipated.

To date, the Company has received approximately $9.4 million in property and casualty and crop insurance proceeds relating to the damage incurred from Hurricane Irma. In addition, the Company may be eligible for Hurricane Irma federal relief programs distributed by the Farm Service Agency under the 2017 Wildfires and Hurricane Indemnity Program (2017 WHIP) as well as block grants that will be administered through the State of Florida.  At this time, the Company cannot determine the amount, if any, of federal relief funds which will be received or when any such funds will be disbursed.

Citrus production for the fiscal years ended September 30, 2018 and 2017 is summarized in the following table:

(boxes and pound solids in thousands)
	Fiscal Year Ended September 30,
			Change
	2018	2017	Unit	%
Boxes Harvested:
Early and Mid-Season	1,811	3,215	(1,404)	(43.7)%
Valencias	2,891	4,044	(1,153)	(28.5)%
Total Processed	4,702	7,259	(2,557)	(35.2)%
Fresh Fruit	125	328	(203)	(61.9)%
Total	4,827	7,587	(2,760)	(36.4)%
Pound Solids Produced:
Early and Mid-Season	9,194	17,950	(8,756)	(48.8)%
Valencias	17,319	24,661	(7,342)	(29.8)%
Total	26,513	42,611	(16,098)	(37.8)%

Average Pound Solids Per Box	5.64	5.87	(0.23)	(3.9)%

Price per Pound Solids:
Early and Mid-Season	$2.64	$2.56	$0.08	3.1%
Valencias	$2.82	$2.72	$0.10	3.7%

Alico Citrus costs of sales decreased to $46.5 million in fiscal year 2018 compared to $84.9 million in fiscal year 2017. The $38.4 million decrease in costs of sales was due to an inventory casualty loss recorded in fiscal year 2017 after Hurricane Irma caused a loss of unharvested fruit and certain other impairments to long-lived assets and a reduction in costs related to the Alico 2.0 efficiencies.

Water Resources and Other Operations Division Results

Operating revenue for the Water Resources and Other Operations division was $3.2 million in fiscal year 2018, compared to $6.4 million in the prior fiscal year, a decrease of $3.2 million. The decrease in revenue is primarily due to the sale of the Company's cattle herd in January 2018. As part of such sales transaction, the Company entered into a long-term leasing arrangement with the purchaser for the grazing rights on the property. In addition, the Company continues to own the property and conduct its long-term water dispersement program and wildlife management programs on such property.

Water Resources and Other Operations financial results also include $1.6 million and $1.8 million of operating costs related to the environmental services project in fiscal years 2018 and 2017, respectively. Funding for the water project was approved in the Florida state budget in 2018, and on September 19, 2018, the South Florida Water Management District ("SFWMD") issued a press release announcing the issuance of an Environmental Resource Permit for Alico. The SFWMD release also stated that (i) the issuance of the permit cleared the path for Alico to deliver a dispersed water storage project in the Caloosahatchee Watershed, (ii) Alico has all necessary state approvals to proceed, and (iii) the project is expected to be operational within one year from the start of construction, which is contingent on Alico securing additional local and federal approvals. These approvals include a compatible use agreement from the Natural Resources Conservation Service, as well as approvals from the local water control districts.

Other Corporate Financial Information

General and administrative expenses increased slightly to $15.1 million in fiscal year 2018 from $15.0 million in fiscal year 2017. The slight increase primarily relates to increases in bonus awards provided to senior executives and managers, an acceleration of stock compensation expense as a result of two senior executives forfeiting a portion of their stock options without any replacement options being granted, costs related to the tender offer which commenced in September 2018 and an increase in rent, as a result of the Company selling its office building in Fort Myers, FL, and leasing back a portion of the space beginning October 30, 2017. These items resulted in an aggregate increase in general and administrative expenses of approximately $2.7 million. These increases were offset by decreases in general and administrative expenses primarily attributable to salary and stock compensation expenses incurred with respect to employment agreements executed for new executives in fiscal year 2017, which did not occur in fiscal year 2018, a reduction of expenses incurred relating to separation and consulting arrangements, and a reduction in bad debt expense and recruiting fees.

Other income (expense), net was $2.7 million for fiscal year 2018 compared to $(7.2) million for fiscal year 2017. The increase of $9.9 million is primarily attributable to an $8.9 million increase in gain on sale of real estate, property and equipment and assets held for sale and a decrease in interest expense by $0.6 million as certain balances on term loans have been reduced as a result of principal payments.

The Company paid a fourth quarter cash dividend of $0.06 per share on its outstanding common stock on October 12, 2018 to shareholders of record at September 28, 2018. Dividends for the year totaled $0.24 per share.

The Company ended the year with long-term debt, net of cash and cash equivalents and restricted cash, of $144.8 million.

In October 2018, the Company completed a tender offer of 752,234 shares at a price of $34.00 per share. This transaction was accretive to both Earnings Per Share and Return on Capital Employed and resulted in a new fully diluted share count of approximately 7.4 million. 734 Investors, LLC, Alico’s largest shareholder since 2013, participated in the tender offer and sold a small percentage of its holdings to satisfy a debt obligation. Members of neither the management team nor the Board of Directors sold any shares directly into the tender offer.

UPDATE ON ALICO 2.0 MODERNIZATION PROGRAM

On November 16, 2017, Alico announced the Alico 2.0 Modernization Program (“Alico 2.0”). This program was initiated to transform three legacy businesses (Alico, Orange Co., and Silver Nip) into a single efficient enterprise, Alico Citrus, so it would remain the leader in the U.S. citrus industry. As part of Alico 2.0, Alico Citrus is reducing expenses through better purchasing, more precise application of selected fertilizers and chemicals, by outsourcing work such as harvesting, hauling, and certain caretaking tasks, and by streamlining grove management. Alico Citrus has also deployed a more efficient labor model that is consistent and uniform for field staffing and grove operating programs and aligns with the geographical footprint of the citrus groves.

The Company previously provided guidance on November 17, 2017, after assessing the impact of Hurricane Irma. That guidance described the expected improvements of Alico 2.0 once citrus production returned to pre-hurricane production levels of approximately 7.9 million boxes annually. Today, the Company still believes this production level is potentially achievable in fiscal year 2020.

This season, falling in fiscal year 2019, is the second season since Hurricane Irma, whose impact is still being felt by the Company. For this fiscal year, the Company expects production in the range of 6.3-6.6 million boxes, which would represent a 31-37% increase from fiscal year 2018 production of approximately 4.8 million boxes.

Our restructuring and cost-cutting programs are substantially complete, and the Company is working to maintain operational efficiencies and deploy its resources to solidify the Company's position as a leader in the recovering citrus industry.

As previously announced, Alico Water Resources received a conditional Environmental Resource Permit from the South Florida Water Management District in September 2018. The Company has been working diligently with other federal, state and local agencies to secure final approvals for the Alico Dispersed Water Project. If the Company is not successful in receiving full permitting for the water project, it plans to explore alternative uses of the 35,000 acre property, including complete disposition.

The Company continues to conduct its divestiture program for low returning assets.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Alico Water Resources and Other Operations, a leading water storage and environmental services division. Learn more about Alico (Nasdaq "ALCO") at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as "plans," "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "believes," and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; our ability to achieve the anticipated cost savings under the Alico 2.0 Modernization Program; customer concentration; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:
John E. Kiernan
Executive Vice President and Chief Financial Officer
(239) 226-2000
JKiernan@alicoinc.com

ALICO, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$25,260	$3,395
Accounts receivable, net	2,544	4,286
Inventories	41,033	36,204
Assets held for sale	1,391	20,983
Prepaid expenses and other current assets	2,012	1,621
Total current assets	72,240	66,489

Restricted cash	7,000	—
Property and equipment, net	340,403	349,337
Goodwill	2,246	2,246
Deferred financing costs, net of accumulated amortization	136	262
Other non-current assets	1,397	848
Total assets	$423,422	$419,182

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,764	$3,192
Accrued liabilities	9,226	6,781
Income taxes payable	2,320	—
Long-term debt, current portion	5,275	4,550
Other current liabilities	913	1,460
Total current liabilities	21,498	15,983

Long-term debt:
Principal	169,074	181,926
Less: deferred financing costs, net	(1,563)	(1,767)
Long-term debt less deferred financing costs, net	167,511	180,159
Lines of credit	2,685	—
Deferred income tax liability	25,153	27,108
Deferred gain on sale	24,928	26,440
Deferred retirement obligations, net of current portion	4,052	4,123
Total liabilities	245,827	253,813

Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 and 8,416,145 shares issued and 8,199,957 and 8,238,830 shares outstanding at September 30, 2018 and 2017, respectively	8,416	8,416
Additional paid in capital	20,126	18,694
Treasury stock, at cost, 216,188 and 177,315 shares held at September 30, 2018 and 2017, respectively	(7,536)	(6,502)
Retained earnings	151,111	140,033
Total Alico stockholders' equity	172,117	160,641
Noncontrolling interest	5,478	4,728
Total stockholders' equity	177,595	165,369
Total liabilities and stockholders' equity	$423,422	$419,182

ALICO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Fiscal Year Ended September 30,
	2018	2017	2016
Operating revenues:
Alico Citrus	$78,121	$123,441	$137,282
Water Resources and Other Operations	3,160	6,388	6,914
Total operating revenues	81,281	129,829	144,196

Operating expenses:
Alico Citrus	51,709	111,947	102,347
Water Resources and Other Operations	3,979	8,952	6,790
Total operating expenses	55,688	120,899	109,137

Gross profit	25,593	8,930	35,059
General and administrative expenses	15,058	15,024	13,213

Income (loss) from operations	10,535	(6,094)	21,846

Other income (expense):
Investment and interest (loss) income, net	39	(148)	—
Interest expense	(8,561)	(9,141)	(9,893)
Gain on sale of real estate, property and equipment and assets held for sale	11,041	2,181	618
Other income (expense), net	136	(140)	(91)
Total other income (expense), net	2,655	(7,248)	(9,366)
Income (loss) before income taxes	13,190	(13,342)	12,480
Provision (benefit) for income taxes	390	(3,846)	5,521
Net income (loss)	12,800	(9,496)	6,959
Net loss attributable to noncontrolling interests	250	45	34
Net income (loss) attributable to Alico, Inc. common stockholders	$13,050	$(9,451)	$6,993

Per share information attributable to Alico, Inc. common stockholders:
Earnings (loss) per common share:
Basic	$1.59	$(1.14)	$0.84
Diluted	$1.57	$(1.14)	$0.84
Weighted-average number of common shares outstanding:
Basic	8,232	8,300	8,303
Diluted	8,301	8,300	8,311

Cash dividends declared per common share	$0.24	$0.24	$0.24

ALICO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended September 30,
	2018	2017	2016
Cash flows from operating activities:
Net income (loss)	$12,800	$(9,496)	$6,959
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on sale of sugarcane land	(967)	(538)	(618)
Depreciation, depletion and amortization	13,756	15,226	15,382
Loss on breeding herd sales	13	337	296
Deferred income tax (benefit) expense	(1,955)	(3,948)	5,277
Cash surrender value	(27)	(15)	(20)
Deferred retirement benefits	(41)	(102)	65
Magnolia Fund undistributed (earnings) loss	(8)	202	103
(Gain) loss on sale of real estate, property and equipment and assets held for sale	(10,281)	(1,373)	147
Inventory casualty loss	—	13,489	—
Inventory net realizable value adjustment	1,115	1,199	—
Impairment of long-lived assets and assets held for sale	2,234	9,346	—
Loss on disposal of property and equipment	207	—	—
Non-cash interest expense on deferred gain on sugarcane land	1,361	1,413	1,406
Bad debt expense	24	312	—
Stock-based compensation expense	2,613	1,653	924
Changes in operating assets and liabilities:
Accounts receivable	1,718	142	(1,707)
Inventories	(6,554)	3,724	(196)
Prepaid expenses	177	(604)	(1,758)
Income tax receivable	(15)	1,013	1,074
Other assets	23	333	821
Accounts payable and accrued expenses	2,987	(2,895)	3,720
Income tax payable	2,320	—	—
Other liabilities	(2,445)	(1,189)	(1,518)
Net cash provided by operating activities	19,055	28,229	30,357

Cash flows from investing activities:
Purchases of property and equipment	(16,352)	(13,353)	(14,305)
Return on investment in Magnolia Fund	25	324	171
Net proceeds from sales of property and equipment and assets held for sale	37,969	760	799
Proceeds from surrender of life insurance policies	—	—	297
Net proceeds from sales of real estate	1,811	2,184	—
Deposit on purchase of citrus trees	(431)	—	—
Notes receivable	(575)	—	—
Other	—	—	4
Net cash provided by (used in) investing activities	22,447	(10,085)	(13,034)

Cash flows from financing activities:
Proceeds from term loans	—	—	2,500
Principal payments on revolving line of credit	(25,600)	(70,770)	(53,882)
Borrowings on revolving line of credit	28,285	65,770	58,882
Principal payments on term loans	(12,127)	(10,743)	(10,761)
Contingent consideration paid	—	—	(7,500)
Treasury stock purchases	(2,215)	(3,064)	(3,141)
Dividends paid	(1,972)	(1,987)	(1,993)
Capital contribution received from noncontrolling interest	1,000	—	—
Capital lease obligation principal payments	(8)	(580)	(277)
Net cash used in financing activities	(12,637)	(21,374)	(16,172)

Net increase (decrease) in cash and cash equivalents and restricted cash	28,865	(3,230)	1,151
Cash and cash equivalents and restricted cash at beginning of the year	3,395	6,625	5,474

Cash and cash equivalents and restricted cash at end of the year	$32,260	$3,395	$6,625

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amount capitalized	$7,654	$7,534	$7,530
Cash paid (refunded) for income taxes, net of income tax	$25	$(911)	$(878)

Supplemental disclosure of non-cash investing and financing activities:
Dividend declared but unpaid	$492	$494	$498

Non-GAAP Financial Measures

Adjusted EBITDA
(in thousands)
	Three Months Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017

Net income (loss) attributable to common stockholders	$718	$(19,028)	$13,050	$(9,451)
Interest expense	1,879	2,217	8,561	9,141
Provision (benefit) for income taxes	(284)	(10,559)	390	(3,846)
Depreciation, depletion and amortization	3,429	3,697	13,756	15,226
EBITDA	$5,742	$(23,673)	$35,757	$11,070

Inventory casualty loss	—	13,489	—	13,489
Inventory net realizable value adjustment	1,115	1,199	1,115	1,199
Impairment of long-lived assets and assets held for sale	379	9,346	2,234	9,346
Gains on sale of real estate, property and equipment and assets held for sale	(1,958)	(192)	(11,041)	(2,181)
Tender offer expense	493	—	493	—
Payments on consulting agreements	—	1,275	188	1,750
Insurance proceeds - Hurricane Irma	(5,244)	—	(9,429)	—
Stock compensation expense (1)	1,039	232	1,754	880
Transaction costs	—	—	98	196

Adjusted EBITDA	$1,566	$1,676	$21,169	$35,749

(1) Includes stock compensation expense for current and former executives.

Adjusted Earnings (Loss) Per Diluted Common Share
(in thousands)
	Three Months Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017

Net income (loss) attributable to common stockholders	$718	$(19,028)	$13,050	$(9,451)
Inventory casualty loss	—	13,489	—	13,489
Inventory net realizable value adjustment	1,115	1,199	1,115	1,199
Impairment of long-lived assets and asset held for sale	379	9,346	2,234	9,346
One-time deferred tax adjustment due to new tax legislation	124	—	(9,847)	—
Valuation allowance on capital loss carryforward	(426)	—	5,634	—
Gains on sale of real estate, property and equipment and assets held for sale	(1,958)	(192)	(11,041)	(2,181)
Tender offer expense	493	—	493	—
Payments on consulting agreements	—	1,275	188	1,750
Insurance proceeds - Hurricane Irma	(5,244)	—	(9,429)	—
Stock compensation expense (1)	1,039	232	1,754	880
Transaction costs	—	—	98	196
Tax impact	1,199	(13,488)	4,187	(13,213)

Adjusted net income (loss)	$(2,561)	$(7,167)	$(1,564)	$2,015

Diluted common shares	8,260	8,300	8,301	8,300

Adjusted Earnings (Loss) per Diluted Common Share	$(0.31)	$(0.86)	$(0.19)	$0.24

(1) Includes stock compensation expense for current and former executives.

Adjusted Free Cash Flow
(in thousands)
	Three Months Ended September 30,		Year Ended September 30,
	2018	2017	2018	2017

Cash provided by (used in) operating activities	$2,936	$(671)	$19,055	$28,229
Adjustments for non-recurring items:
Payments on consulting agreements	—	1,275	188	1,750
Insurance proceeds - Hurricane Irma	(5,244)	—	(9,429)	—
Tender offer expense	493	—	493	—
Transaction costs	—	—	98	196
Tax impact	1,364	—	2,483	—
Capital expenditures	(4,223)	(1,903)	(16,352)	(13,353)

Adjusted Free Cash Flow	$(4,674)	$(1,299)	$(3,464)	$16,822

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA, Adjusted Earnings (Loss) per Diluted Common Share, Adjusted Free Cash Flow and Return on Capital Employed among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure and other factors, management believes that EBITDA, Adjusted EBITDA, Adjusted Earnings (Loss) per Diluted Common Share, Adjusted Free Cash Flow and Return on Capital Employed are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. Adjusted EBITDA is defined as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Earnings (Loss) per Diluted Common Share is defined as earnings adjusted for non-recurring transactions divided by diluted common shares. Adjusted Free Cash Flow is defined as cash provided by (used in) operating activities adjusted for non-recurring transactions less capital expenditures. The Company uses Adjusted Free Cash Flow to evaluate its business and this measure is considered an important indicator of the Company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common stockholders. The Company’s definition of Adjusted Free Cash Flow does not represent residual cash flows available for discretionary spending. Return on Capital Employed is defined as earnings before interest and taxes divided by total capital with total capital defined as debt plus stockholders equity.